Exhibit 10.17

Delaney Equity Group, LLC

FINRA / SIPC MEMBER

September 11, 2015

Mr. Jed Miesner President
Amazing Energy Oil and Gas, Co.
701 South Taylor Street
Suite 470, LB 113
Amarillo, TX 79101
United States
www.amazingenergygroup.com

Re: Advisor Consulting, Banking Agreement

Dear Jed,

This Advisor Consulting Agreement (this "Agreement") will confirm that, Amazing Energy Oil and Gas, Co. engages Delaney Equity Group, LLC. ("Delaney"), to act alone or with other firms on a best efforts basis as its non-exclusive, Advisor/Consultant on a commercially reasonable basis using its best efforts to provide certain Services (as defined below) to the Company in accordance with the terms and conditions set forth herein; and Delaney hereby agrees to provide such Services on a commercially rea-
sonable best-efforts basis to the Company in accordance with such terms and conditions. Delaney makes no assurances that the provision of the Services hereunder will be successful.  This proposal is valid for seven business days.

Now, therefore, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.
For the purposes of this Agreement, the term "Services" shall include efforts to Advise the Company and/or any of its Projects, or otherwise arrange for the Company to receive capital on terms and conditions acceptable to the Company, through any legal means, whether equity, debt or any combination thereof, (collectively, a "Financing")

2.	For the purposes of this Agreement, an Accredited Investor, as such term is defined in Rule 501 of Regulation D, shall be considered to have been introduced to the Company
2401 PGA Blvd. Suite 110 Palm Beach Gardens, Florida 33410 561-828-0932	Ph: 561-2022-6004 Fax:

JM

by or through Delaney if the Accredited Investor was first introduced to the Company directly by Delaney, its agents or employees, (a "Delaney Referred Investor"). Delaney agrees to designate, in writing, conference call, or by email a Delaney Referred Investor at the time the referral is made "and Radiant agrees to either accept or reject such referral promptly within 2 business days."

3.
Nothing contained in this Agreement shall be construed as an offer by Delaney or any of its affiliates to extend credit.  In addition, Delaney does not provide legal, tax or accounting services and does not render such advice.

4.
The "Term" of this Agreement shall extend from the date of this agreement executed for a period of one (1) year unless Delaney is contacted by the Company to terminate this agreement at any time, with or without cause (the "Termination Date"), provided, howev-   er, that the termination of this Agreement shall not in any way limit, modify or otherwise affect the rights of Delaney to: (i) receive its entire compensation pursuant to the terms of this Agreement in connection with any services or a Financing involving the Company during the Term of this Agreement or subsequent to the termination or expimtion of this Agreement as provided in Section 5(a)(v) below, (ii) receive reimbursement, on an ac- countable basis and in an amount not to exceed $00.00, of expenses incurred by Delaney up to the date of termination or expiration of this Agreement pursuant to the terms of Sec-     tion 5(a)(iv) hereof, and (iii) be protected by the indemnification rights, waivers and other provisions of this Agreement.  Delaney will submit the sales materials, any preliminary/ introductory letter or memorandum and all other material written information to the Company for approval before distributing. The Company will authorize distribution or provide comments to Delaney within five business days after receiving such material.

5.	In consideration of the performance of the Services pursuant to this Agreement, the Com- pany shall compensate Delaney as follows:

Upon the execution of this Agreement, the Company will pay to Delaney a fee of $2,500.00 thirty days from the day of signing. Said funds will be used to defray the cost of performing initial due diligence, background checks etc in conformity with the rules of the Financial Industry Regulatory Authority ("FINRA"). Delaney agrees to share this due diligence with Delaney referred investors should the information be requested and the distribution of the information meet with Delaney's customary business practices.

a.
The obligation of the Company to pay fees under this section 5 a. of the agree-   ment shall not arise until upon the closing of a Financing on terms accepted in writing by the Company with a Delaney Referred Investor, the Company shall pay fees to Delaney promptly following the actual transfer of Consideration (as defined herein) to the Company, its stockholders, affiliates or subsidiaries. These fees shall consist of the following:

i.
A cash fee equal to seven percent (7.0%) of the aggregate Consideration received by the Company, its stockholders, affiliates or subsidiaries from said investors relative to a Financing in equity referred to in this Section 5(a) (i); in addition, the Company shall issue to Delaney warrants (the "Financing Warrants") Delaney with receive ten percent (10%) of the number of Shares Purchased or the total amount raised which every is greater. The effective price per share will be $1.20 per share. The cash fee shall be payable to Delaney by the Company at closing. The Company shall cause the f'mancing warrants to be issued to Delaney within thirty days of closing of a fmancing.

2401 PGA Blvd. Suite 110 Palm Beach Gardens, Florida 33410 561-828-0932	Ph: 561-2022-6004 Fax:

JM

ii.	Non-accountable expenses equal to two percent (2.0%) of the aggregate Consideration.

iii.
The Financing Warrants shall be exercisable at the option of the holder for a period of three (3) years from the date of closing of any financing at an exercise  price (the "Financing Warrant Exercise Price").  The terms of the Financing Warrants shall be set forth in an agreement (the "Financing Warrant Agreement") in form and substance reasonably satisfactory to the Company and Delaney.  The financing Warrant Agreement shall con-tain customary terms, including without limitation, customary piggy back registration rights to investor, etc. The Company shall cause the Financ- ing Warrants to be issued to Delaney within 30 days after of Closing.

iv.
If all or part of the Financing is in the form of a note that is convertible into equity, the Company shall pay fees on the portion of the Considera- tion that meets these criteria in accordance with Section 5(a) (i) of this Agreement.

v.
If all or part of the Financing for a particular Company, for Acquisitions, drilling funds and or Projects is in the form of non-convertible debt or equity, (i.e.) debt financing transaction etc, then the cash fee shall be six per cent (6.0%) of the gross amount raised up to $10 million, 5% up to $ 15 million 4% up to $20 million and thereafter.  In addition, the Compa- ny shall issue to Delaney warrants (the "Financing Warrants") equal to seven percent (7.0%) of the gross dollar amount raised. Said warrants wi ll be exercisable at 100% of the five day bid price "YWAP" for ordi-nary shares. In the event another  financing group is introduced  by De- laney the company  total fees will not exceed the above. Delaney may assign a ny or a ll of its rights to aftiliates.

vi.
As a Banker/Advisor Delaney will receive twelve thousand five hundred shares a month of restricted  stock starting thirty days after signing. Effec- tive delivery will start 60 day from signing and follow every thirty days.  As an incentive when Amazing stock trades at $1.50 a share for (30 con-secutive) Delaney will receive a bonus of seventy five thousand shares.  At $2.00 per share at (30 consecutive) Delaney will receive fifty thou-sand shares. Delaney will also receive three (3%) of the gross amount of any merger, acquisition or transaction that the firm introduces or advises on.  Delaney will not receive a 3% advisor fee on top of a referral fee for a financing or a referral fee on top of advisor fee.  Delaney wiII also ad- ise and/or review the company business plan, research report, share-holder list, becoming a fully reporting company in the US and or up-list to NASDAQ or any aspect with management as might develop.  As advi- sor, Delaney will receive $1,000 a month starting October 15, 2015.  In the event Delaney contracts out for an independent report, and only with the company approval, then the company will be responsible for said cost.

vii.
Subsequent Transactions Tail.  During the Term of this Agreement, and for a period of thirty six (36) months after the termination, last closing or expiration of this Agreement, if the Company consummates a Financing with any Delaney Referred investor or Group then the Company shall pay to Delaney all fees and expenses provided hereunder.

b.	Fees and expenses due Delaney hereunder shall be earned and paid out of the funds received at the closing of any Financing. It is understood that in the event

2401 PGA Blvd. Suite 110 Palm Beach Gardens, Florida 33410 561-828-0932	Ph: 561-2022-6004 Fax:

JM

Delaney brings in another Investment Bank and or advisor to assist in a deal De- laney will be responsible for any fees not the company.

c.	Delaney and/or its atliliates may be a Delaney Referred Investor in any Financ-ing.

d.
During the Term of this Agreement and subject to the Company's prior writien approval which may not be reasonably withheld, Delaney reserves the right to have selected dealers ("Selected Dealers") in good standing with the NYSE and/ or the Financial Industry Regulatory Authority ("FINRA") participate in the Fi- nancing, specifically for the purposes of assisting the Company in finding quali- fied accredited investors for any Financing.  Such Selected Dealers shall be com- pensated as directed by Delaney.  Delaney may a assign any and all right to affili- ates.

Any communications specifically required hereunder to be in writing, if sent to Delaney, will be sent by overnight courier providing a receipt of delivery or by certified or registered mail to it at Delaney Equity Group, LLC, 2401 PGA Blvd. Suite 110 Palm Beach Gardens, Fl. 33410 ATTN: John Calabria Banking Group and if sent to the Company, will be sent by overnight courier providing a receipt of delivery or by certified or registered mail to Mr. Jed Miesner President  Amazing Energy Oil and Gas, Co. 701 South Taylor Street Suite 470, LB 113 Amarillo, TX 79101.
Exhibit A
Exhibit A is also part of this agreement, being Amazing Energy Board Of Directors resolution of there of approval this agreement.

If this letter correctly sets forth the entire understanding between Delaney and the Company with respect to the foregoing, please so indicate by signing below, at which time this letter shall become a binding con- tract.

Sincerely,

Delaney Equity Group, LLC.

		John Calabria	Banking Group

Accepted and agreed as of the date first above written:

Amazing Energy Oil and Gas, Co.

JED MIESNER
Jed Miesner	President

2401 PGA Blvd. Suite 110 Palm Beach Gardens, Florida 33410 561-828-0932	Ph: 561-2022-6004 Fax:

JM

"EXHIBIT A"

CERTIFICATE OF ACTION WITHOUT MEETING

The undersigned, being all of the Directors of Amazing Energy Oil and Gas, Co., a Nevada corporation, (the "Company") do hereby consent and agree to the adoption of the following resolution:

RESOLVED, the Board of Directors agree to the Advisor Consulting & Banking Agreement with Delaney Equity Group, LLC with the understanding that the Agreement can be terminated at any time, with or without cause, according to paragraph 4 of the Agreement.

The foregoing resolution was unanimously adopted by the Board of Directors of the Company.  Action was taken pursuant to applicable Nevada law which provides that such action which might be taken at a meeting of the Board of Directors may be taken without a meeting if a record thereof be made in writing and signed by all of the members of the Board of Directors.

The foregoing resolution was approved by the members of the Board of Directors on this 9th day of September, 2015.

Jed
Miesner, Director

Bob Manning, Director

Tony Alford, Director

Darrell R. Carey, Director